EXHIBIT 10.2

AMENDMENT
to
CERTIFICATE OF DESIGNATION
of
SERIES B PREFERRED STOCK
of
LIVEWIRE ERGOGENICS, INC.

LiveWire Ergogenics, Inc., a corporation organized and existing under the Nevada Revised Statutes of the State of Nevada (the "Corporation"),

DOES HEREBY CERTIFY:

THAT, pursuant to the authority conferred upon the board of directors by the Certificate of Incorporation of this Corporation and NRS 78.1955; the board of directors has duly adopted the following resolution:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the board of directors of this Corporation by the provisions of its Certificate of Incorporation, the board of directors hereby amends the Certificate of Designation, filed with the Nevada Secretary of State (the “Secretary”) on October 21, 2013 (document # 20130686271-86), which created the Corporation’s Series B Preferred Stock.

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The powers, preferences and rights granted to the Series B Preferred Stock or the holders thereof shall be as set forth below and such powers, preferences and rights shall amend, supersede and replace those powers, preferences and rights set forth in the (unamended) Series B Preferred Stock Certificate of Designation filed with the Secretary on October 21, 2013;

The powers, preferences and rights granted to the Series B Preferred Stock (as defined below) or the holders thereof are as follows:

Designation and Rank. The series of Preferred Stock being designated hereunder shall be the "Series B Preferred Stock" (the "Series B Preferred Stock") and shall consist of One Hundred Fifty Thousand (150,000) shares. The Series B Preferred Stock shall be senior to the common stock and all other series of Preferred Stock that may be later authorized in right of payment of dividends and in right of payment upon the liquidation, dissolution or winding up of the Corporation pursuant to which the Series B Preferred Stock shall have a liquidation preference of $1.00 per share. Notwithstanding the foregoing or anything to the contrary contained in this Series B Preferred Stock Designation, as amended, the Corporation shall not need the consent of the holders of the Series B Preferred Stock in order to issue series of junior Preferred Stock which have enhanced or “super-majority” voting rights and nothing contained herein shall be construed as preventing the Corporation from issuing such Preferred Stock.

Voting, Liquidation, Dividends, and Redemption.  Each outstanding share of Series B Preferred Stock shall vote with the common stock and other Preferred Stock, if any, on all matters. The shares of Series B Preferred Stock shall (i) have a liquidation preference of $1.00 per share; (ii) accrue, earn, or participate in any dividends on the common stock; and (iii) shall be subject to redemption by the Corporation prior to December 31, 2014 at a fixed redemption price of $1.10 per share.

Conversion. After March 31, 2014, each outstanding share of Series B Preferred Stock may be converted, at the option of the owner, into common stock using a conversion formula that delivers common stock worth $1.25 for every share of Series B converted. The owner shall provide a written Notice of Conversion that specifies the amount of Series B Preferred Stock to be converted into common stock and the lowest closing bid price of the Corporation's common stock during the preceding 10 trading days.  For example, if the closing bid price of the Corporation's common stock is $.25 per share on the Conversion Notice, then the Corporation shall issue 5 shares of its common stock for each share of Series B Preferred being converted.  If the Corporation fails to issue and deliver the common stock within 4 business days after receipt of a Conversion Notice, then the Corporation shall pay liquidated damages of $1,000 per day to each owner that submitted a Conversion Notice. The Corporation shall reserve 15,000,000 shares of its common stock for issuance upon receipt of a Conversion Notice. The Corporation shall use its best efforts and take all necessary and proper actions to insure that its shareholders can use the safe harbor from registration known as Rule 144 to resell shares of the Corporation's common stock.

Limitation on Conversion. In no event (except while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the owner be entitled to convert any shares of Series B Preferred Stock to the extent that, after such conversion the sum of
(1) the number of shares of Common Stock then beneficially owned by the owner and its affiliates, and (2) the number of shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the owner and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the owner upon such conversion). For purposes of the proviso to the preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Nothing herein shall preclude the owner from disposing of a sufficient number of other shares of Common Stock beneficially owned by the owner so as to thereafter permit the continued conversion of shares of Series B Preferred Stock.

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